Exhibit 99.1

Dthera Sciences Launches ReminX -- The First Digital Therapeutic Consumer Health Product for Individuals with Alzheimer’s Disease and Social Isolation

San Diego, CA (August 1, 2018) -- Dthera™ Sciences (OTCQB:DTHR), a San Diego-based digital therapeutics company developing innovative quality of life therapies for the elderly, announced the launch of ReminX™, an artificial-intelligence-powered consumer health product designed to digitally deliver Reminiscence Therapy to individuals suffering from Alzheimer’s and other dementias, as well as from social isolation. This digital therapeutic device is the first to focus on the care of the elderly.

According to the Alzheimer’s Association, Alzheimer’s disease is the only top 10 cause of death that cannot be prevented, cured, or slowed. Additionally, nearly half of elderly Americans are estimated to be impacted by social isolation, and AARP estimates the health effects of social isolation to be equivalent to smoking 15 cigarettes per day.

Launching today, ReminX seeks to digitize and scale Reminiscence Therapy, a common behavioral intervention used to treat these conditions. ReminX features a computer tablet designed specifically for seniors, as well as an AI chatbot that interacts with family members and caregivers via text messages or its mobile app, prompting them to send photo, voice narration, and video content regularly and optimizing the content into personalized stories. ReminX also features proprietary emotional recognition software to further improve content for each user and to communicate emotional responses back to the family.

"The launch of ReminX represents the culmination of years and technological and scientific development. I am very proud of our team for bringing a truly breakthrough and first-of-its-kind digital therapeutic to what is probably the single largest unmet medical need of our lifetime – Alzheimer’s disease," said Edward Cox, CEO of Dthera Sciences. "For the first time, hyper-personal Reminiscence Therapy can be delivered to thousands of individuals for a little over a dollar a day. This is a great example of compelling science and scalable technology being combined to make a major positive impact."

In a clinical pilot study conducted through the University of California, San Diego, ReminX was shown to significantly reduce anxiety, depression, and overall emotional distress in patients with dementia. The study results were presented at the 40th Annual International Conference of the IEEE Engineering in Medicine and Biology Society in July 2018.

“There is currently a great void in treating mood symptoms often seen in patients with dementia,” said Vincent Filoteo, Ph.D., Section Chief of Neuropsychology and Professor of Psychiatry at University of California, San Diego, and lead investigator in the study. “Reminiscence Therapy is a well-validated treatment for these symptoms in both dementia and social isolation. A tool that can digitally deliver Reminiscence Therapy in a consistent and highly accessible manner has the potential to have an even greater impact on mood symptoms, and would most likely also improve cognition and quality of life.”

For more information, please visit www.dthera.com and www.reminx.com.

About Reminiscence Therapy

Reminiscence Therapy is a behavioral intervention that helps individuals with cognitive decline through the use of familiar pictures, music, voices, and other materials. It has been shown in decades of clinical studies and in real-world use to help address behavioral symptoms of dementia. It was also shown to reduce loneliness and depression in a recent systematic review of more than 400 clinical studies of social isolation. The benefits of Reminiscence Therapy have long been recognized, however, it is labor intensive and difficult to deliver to large populations of patients. ReminX seeks to replicate and improve upon Reminiscence Therapy and to make the intervention scalable for the first time.

About Dthera Sciences

Dthera Sciences (OTCQB:DTHR), based in San Diego, CA, is a digital therapeutics company developing innovative quality of life therapies for the elderly and those suffering from cognitive decline. The company’s lead product, ReminX™, is an artificial-intelligence-powered consumer health product designed to digitally deliver Reminiscence Therapy to individuals suffering from neurodegenerative diseases such as Alzheimer’s disease and other dementias, as well as social isolation.

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Forward Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of therapeutic products and technologies; the efficacy of the ReminX technology; the scalability of the ReminX technology; and the cost to deliver the ReminX technology, as well as the Company’s efforts to increase its customer base. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of the statements made, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. These forward-looking statements are made as of the date of this press release, and the Company expressly disclaims any intention or obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from the Company.

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CONTACTS

Company Contact

Geno Kostikov, Director, Dthera Corporate Development
geno@dthera.com - (858) 215-6360

Media Relations

Joice Truban Curry, Publicist, c3 Communications, Inc.

joice@c3publicrelations.com - (619) 540-6611

Investor Relations

Marek Ciszewski, J.D., Managing Director, Head of Life Sciences, Liolios

DTHR@Liolios.com - (949) 574-3860

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